Exhibit 99.1

Crawford & Company® 5335 Triangle Parkway NW Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

Crawford & Company® Announces New Operating Divisions

Appoints Michael Hoberman CEO of U.S. Operations

ATLANTA (January 21, 2026) Crawford & Company® (NYSE: CRD-A and CRD-B) has announced a new global operating structure designed to accelerate its client-centric strategy to deliver an integrated service model, strengthen collaboration across geographies and enhance the company’s ability to deliver unmatched service to clients worldwide.

Effective January 1, 2026, Crawford will operate under two divisions – U.S. Operations and International Operations – reflecting a simplified, more client-centric model built for speed, accountability and market responsiveness.

Under the new structure, Mike Hoberman has been promoted to CEO of U.S. Operations, reporting to interim Crawford President & CEO Bruce Swain. Hoberman will oversee all U.S. businesses and drive unified execution across Crawford’s largest market. In parallel, Canada will transition into International Operations under the leadership of Andrew Bart, CEO of International Operations.

Additionally, Pat Van Bakel has been named chief commercial & strategy officer, reporting to Swain. In this global role, Van Bakel will lead strategy formulation and execution while strengthening external engagement with markets and major global clients.

“These changes continue our journey to a simpler, faster, and more client-centric operating model,” said Swain. “By aligning our businesses under two global divisions and elevating proven leaders, we are clarifying accountability, strengthening collaboration across geographies and positioning Crawford to move at the speed our markets demand.”

With the U.S. market representing a significant growth opportunity for Crawford, the company is further simplifying its U.S. leadership structure to drive execution, enhance the client experience and unlock the full power of its capabilities.

“As part of this streamlined approach, we are promoting leaders who embody our values and hold deep operational expertise,” said Hoberman. “Each brings a proven track record of innovation and operational excellence. With this structure, we are advancing accountability, accelerating decisions, and strengthening collaboration in service of growth, quality, and a seamless client experience. We are especially proud that these appointments represent promotions from within Crawford.”

Crawford & Company® 5335 Triangle Parkway NW Peachtree Corners, GA 30092

New U.S. Leadership Appointments

All reporting to Hoberman, the following leaders have been promoted to drive unified performance across Crawford’s U.S. businesses:

•	Paul Kottler — President, U.S. Loss Adjusting Kottler will lead U.S. Field Operations, U.S. Global Technical Services and edjuster U.S.

•	Lance Malcolm — President, U.S. Network Solutions Malcolm will lead U.S. Contractor Connection and Catastrophe Services.

•	Jeffrey Sickles — President, Crawford TPA: Broadspire Sickles will lead all Broadspire business across the U.S.

Positioned for Global Growth

The new operating model underscores Crawford’s continued commitment to building a more cohesive organization, enhancing client outcomes and strengthening its competitive position across markets.

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is a leading global provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights for the Class B Common Stock (CRD-B) and protections for the non-voting Class A Common Stock (CRD-A). More information is available at www.crawco.com.

Tag: Crawford-Corporate, Crawford-Investor-News-and-Events

# # #

Media Contacts: mediarelations@us.crawco.com

Lynn Cufley	Claire Barth
+44 7585 901936	+1 404.558.6469
Lynn.Cufley@crawco.uk	claire.barth@crawco.com